Exhibit 99.1

Renasant Corporation and Metropolitan BancGroup, Inc.

Announce Definitive Merger Agreement

TUPELO, MS and RIDGELAND, MS (January 17, 2017) — Renasant Corporation (the “Company”) (NASDAQ: RNST), the parent company of Renasant Bank (“Renasant”), and Metropolitan BancGroup, Inc., the parent company of Metropolitan Bank (“Metropolitan”), jointly announced today the signing of a definitive merger agreement pursuant to which Metropolitan will merge with and into Renasant in an all-stock transaction currently valued at approximately $190.2 million. The proposed merger has been approved unanimously by each company’s Board of Directors and is expected to close early in the third quarter of 2017. Completion of the transaction is subject to the satisfaction of customary closing conditions, including the receipt of required regulatory approvals and the approval of Metropolitan’s shareholders.

Founded in 2008, Metropolitan is a privately-held bank holding company with two offices in Nashville and two in Memphis, Tennessee, and four offices in the Jackson, Mississippi MSA. As of December 31, 2016, Metropolitan had approximately $1.2 billion in total assets, approximately $918 million in total loans and approximately $888 million in total deposits.

“This is an attractive opportunity to partner with a dynamic franchise with tremendous banking talent. Metropolitan is a high quality commercial and private bank with a strong credit culture and an attractive client base which enhances our current presence and market share in the key markets of Nashville and Memphis, Tennessee, and Jackson, Mississippi,” said Renasant Chairman and Chief Executive Officer, Robin McGraw.

Also commenting on the announcement, Mitch Waycaster, Renasant President and Chief Operating Officer, added, “We believe this merger will expand our market share, earnings growth and profitability, and is expected to greatly benefit our current and future clients with expanded locations, services and products. The merger also accelerates our crossing of the $10 billion asset threshold to late 2017 - an event that we have been positioning for since 2006, and we are confident in the level of preparation, infrastructure and personnel that we have put into place.”

Curt Gabardi, President and Chief Executive Officer of Metropolitan, will be joining Renasant Bank as President and Chief Banking Officer, with responsibility for commercial and mortgage banking as well as other financial services.

“Metropolitan is very excited about joining with Renasant as the merger is strategically and culturally compelling for both companies. As a very proud and successful young company with tremendous banking talent, we look forward to the unique opportunity of leveraging Metropolitan’s commercial banking niches with the enhanced lending capacity and specialized lines of business provided by Renasant,” said Gabardi. “We are excited for our associates, clients and shareholders for the immediate and longer term benefits and shareholder value creation opportunities we believe this merger provides.”

According to the terms of the merger agreement, Metropolitan stockholders will receive 0.6066 shares of Renasant common stock for each share of Metropolitan common stock. Based on Renasant’s closing price of $38.77 per share as of January 17, 2017, the implied transaction value is approximately $190.2 million, in the aggregate, or $23.52 per share. Excluding one-time transaction costs and including the projected negative earnings impact of crossing the $10 billion asset threshold, the merger is expected to be immediately accretive to Renasant’s estimated earnings, is approximately 2.9% dilutive to projected tangible book value which is earned back within three years and has an IRR which exceeds internal thresholds.

Supplemental information regarding the merger in the form of a presentation to analysts and investors is available by accessing the News and Market Data/Presentation link under the Investor Relations tab on Renasant’s website at www.renasant.com.

Renasant was advised by the investment banking firm of Sandler O’Neill + Partners, L.P. and the law firm of Phelps Dunbar LLP. Metropolitan was advised by the investment banking firm of Raymond James & Associates, Inc., and the law firm of Troutman Sanders LLP.

Conference Call Information:

Renasant will hold executive management’s quarterly earnings webcast and conference call with analysts on Wednesday, January 18, 2017, at 10:00 AM Eastern Time (9:00 AM Central Time) and will address the merger announcement during this call.

The webcast can be accessed through Renasant’s investor relations website at www.renasant.com or http://services.choruscall.com/links/rnst170118.html. To access the conference via telephone, dial 1-877-513-1143 in the United States and request the Renasant Corporation Fourth Quarter Earnings Webcast and Conference Call. International participants should dial 1-412-902-4145 to access the conference call.

The webcast will be archived on www.renasant.com beginning one hour after the call and will remain accessible for one year. Replays can also be accessed via telephone by dialing 1-877-344-7529 in the United States and entering conference number 10098912 or by dialing 1-412-317-0088 internationally and entering the same conference number. Telephone replay access is available until February 2, 2017.

Renasant and Metropolitan Contacts:

RNST:	For Media:	For Financials:
	John Oxford	Kevin Chapman
	First Vice President	Executive Vice President
	Director of Corp Communication	Chief Financial Officer
	(662) 680-1219	(662) 680-1450
	joxford@renasant.com	kchapman@renasant.com

METROPOLITAN:

Curt Gabardi
President and Chief Executive Officer
(601) 499-2927
cgabardi@metropolitan.bank

ABOUT RENASANT CORPORATION:

Renasant Corporation is the parent of Renasant Bank, a 113-year-old financial services institution. Renasant has assets of approximately $8.7 billion and operates more than 175 banking, mortgage, financial services and insurance offices in Mississippi, Tennessee, Alabama, Florida and Georgia.

ABOUT METROPOLITAN BANCGROUP, INC.:

Metropolitan, founded in 2008, has assets of approximately $1.2 billion and operates eight locations in Mississippi and Tennessee.

Additional Information about the Renasant/Metropolitan Transaction

This communication is being made in respect of the proposed merger transaction involving Renasant and Metropolitan. In connection with the proposed merger, Renasant intends to file a registration statement on Form S-4 that will include a proxy statement of Metropolitan and a prospectus of Renasant, and Renasant will file other relevant documents concerning the proposed merger, with the Securities and Exchange Commission (the “SEC”). This release does not constitute an offer to sell or the solicitation of an offer to buy any securities. BEFORE MAKING ANY INVESTMENT DECISION, METROPOLITAN INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT RENASANT,

METROPOLITAN AND THE PROPOSED MERGER. When available, the proxy statement/prospectus will be mailed to stockholders of Metropolitan. Investors will also be able to obtain copies of the proxy statement/prospectus and other relevant documents filed by Renasant (when they become available) free of charge at the SEC’s website (www.sec.gov). In addition, documents filed with the SEC by Renasant will be available free of charge from Kevin Chapman, Chief Financial Officer, Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827, telephone: (662) 680-1450.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Congress passed the Private Securities Litigation Act of 1995 in an effort to encourage companies to provide information about their anticipated future financial performance. This act provides a safe harbor for such disclosure, which protects a company from unwarranted litigation if actual results are different from management expectations. This release reflects the current views and estimates of future economic circumstances, industry conditions, company performance, and financial results of the management of Renasant and Metropolitan. These forward-looking statements are subject to a number of factors and uncertainties which could cause Renasant’s, Metropolitan’s or the combined company’s actual results and experience to differ from the anticipated results and expectations expressed in such forward-looking statements, and such differences may be material. Forward-looking statements speak only as of the date they are made, and neither Renasant nor Metropolitan assumes any duty to update forward-looking statements. In addition to factors previously disclosed in Renasant’s reports filed with the SEC and those identified elsewhere in this release, these forward-looking statements include, but are not limited to, statements about (i) the expected benefits of the transaction between Renasant and Metropolitan, including future financial and operating results, cost savings, enhanced revenues and the expected market position of the combined company that may be realized from the transaction, and (ii) Renasant’s and Metropolitan’s plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts. Other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects” or words of similar meaning generally are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of Renasant’s and Metropolitan’s management and are inherently subject to significant business, economic and competitive risks and uncertainties, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ from those indicated or implied in the forward-looking statements, and such differences may be material.

The following risks, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Renasant and Metropolitan may not be integrated successfully or the integration may be more difficult, time-consuming or costly than expected; (2) the expected growth opportunities or costs savings from the transaction may not be fully realized or may take longer to realize than expected; (3) revenues following the transaction may be lower than expected as a result of losses of customers or other reasons; (4) deposit attrition, operating costs, customer loss and business disruption following the transaction, including difficulties in maintaining relationships with employees, may be greater than expected; (5) governmental approvals of the transaction may not be obtained on the proposed terms or expected timeframe; (6) Metropolitan’s stockholders may fail to approve the transaction; (7) the terms of the proposed transaction may need to be modified to satisfy such approvals or conditions; (8) reputational risks and the reaction of the companies’ customers to the transaction; (9) diversion of management time on merger related issues; (10) changes in asset quality and credit risk; (11) inflation; (12) the cost and availability of capital; (13) customer acceptance of the combined company’s products and services; (14) customer borrowing, repayment, investment and deposit practices; (15) the introduction, withdrawal, success and timing of business initiatives; (16) the impact, extent, and timing of technological changes; (17) severe catastrophic events in the companies’ respective geographic area; (18) a weakening of the economies in which the combined company will conduct operations may adversely affect its operating results; (19) the U.S. legal and regulatory framework, including those associated with the Dodd-Frank Wall Street Reform and Consumer Protection Act, could adversely affect the operating results of the combined company; (20) the interest rate environment may compress margins and adversely affect net interest income; and (21) competition from other financial services companies in the companies’ markets could adversely affect operations. Additional factors that could cause Renasant’s results to differ materially from those described in the forward-looking statements can be found in Renasant’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s website (www.sec.gov). All subsequent written and oral forward-looking statements concerning Renasant, Metropolitan or the proposed merger or other matters and attributable to Renasant, Metropolitan or any person acting on either of their behalf are expressly qualified in their entirety by the cautionary statements above. Renasant and Metropolitan do not undertake any obligation to update any forward-looking statement, whether written or oral, to reflect circumstances or events that occur after the date the forward-looking statements are made.

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